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                                                                    EXHIBIT 8.1


                                November 25, 1997



Glenborough Realty Trust Incorporated
400 South El Camino Real, 11th Floor
San Mateo, California 94402

Ladies and Gentlemen:

            We have acted as special tax counsel to Glenborough Realty Trust Incorporated, a Maryland corporation (the "Company") in connection the registration of certain shares of its common stock, par value $0.001 per share (the "Common Stock"), and warrants to purchase shares of the Common Stock, under a Registration Statement filed on Form S-3 with the Securities and Exchange Commission on November 25, 1997 (the "Registration Statement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the certificate (or incorporated therein by reference), dated November 21, 1997 (the "Certificate"), delivered to Morrison & Foerster LLP which provides certain representations of fact by the Company relevant to this opinion.

            You have requested our opinion as to certain federal income tax matters regarding the Company. This opinion is solely for the benefit of the Company and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

            In our capacity as special tax counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Certificate; (ii) the Registration Statement; and (iii) such other documents we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

            Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate and (b) on the assumption that (I) the Company is operated and will continue to be operated in the manner described in the Certificate and (II) the facts contained in the Registration Statement are true













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Glenborough Realty Trust Incorporated
November 25, 1997
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and complete in all material respects. We have also assumed that all representations contained in the Certificate are true and complete in all material respects. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purposes of rendering this opinion. While we have reviewed such representations to ensure that they appear reasonable, we have no assurance that these expectations will ultimately prove to be accurate. To the extent that the facts differ from those relied on and assumed herein, our opinion should not be relied upon.

            We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with such representations. In particular, qualification and taxation of the Company as a REIT for federal income tax purposes depends upon the Company's ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code.

            Our opinion herein is based on existing law as contained in the Code, the Treasury Regulations promulgated thereunder, administrative pronouncements of the IRS, and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge or that the courts will agree with our conclusions.

            Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that, as of the date hereof:

            (i) Commencing with the Company's taxable year ending December 31, 1996, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and its method of operation has enabled it to so qualify, and if it operates subsequent to December 31, 1996 in the same manner as it has prior to that date, it will continue to so qualify; and

            (ii) the statements under the caption "Federal Income Tax Consequences" in the Registration Statement, insofar as they constitute a summary of legal matters, documents or proceedings referred to therein, are accurate summaries and fairly and accurately present the information called for with respect to such legal matters, documents or proceedings.









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Glenborough Realty Trust Incorporated
November 25, 1997
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            We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, and published administrative announcements and rulings of the IRS.

                                Very truly yours,


                                Morrison & Foerster LLP